Exhibit 99.1

EVANS SHOAL TRANSACTION PROCESS UPDATE

PORTLAND, Maine February 1, 2011 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN)

Magellan Petroleum Australia Ltd (“MPAL”), a wholly-owned subsidiary of Magellan Petroleum Corporation (“Magellan”, “Company”), and Santos Offshore Pty Ltd (“Santos”) have agreed to extend the closing date for the sale of Santos’ 40% stake in the Evans Shoal gas field located offshore Northern Territory, Australia to MPAL. This extension will allow us to continue to work to obtain the customary approvals to complete the transaction as contemplated by the Assets Sale Deed dated March 25, 2010 (the “Evans Shoal Agreement”, “Transaction”).

As amended on January 31, 2011, the Evans Shoal Agreement provides for an extension of the Transaction through to May 31, 2011, and a A$10 million additional contribution toward the original closing payment.

As previously stated, given the high CO2 content of the Evans Shoal gas, Magellan believes that methanol production is the best development option for the field. This potential has attracted the interest of leading Methanol market participants. These potential industrial partners are prepared to begin work to develop the field for onward Olefins markets and for fuel oxygenation in Asia.

MPAL is committed to close the Transaction and will provide further updates in due course.

About Evans Shoal

Evans Shoal is a gas field located offshore Northern Territory, Australia, 325 km northwest of Darwin. Evans Shoal is estimated to contain approximately 7 trillion cubic feet of recoverable gas reserves (including CO2). The field was discovered over twenty years ago. Interest in the field is currently held by Santos (40%), Petronas Carigali (Australia) Pty Limited (25%), Shell Development (Australia) Pty Limited (25%) and Osaka Gas Australia Pty Limited (10%).

About Magellan

Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET) and on the Australian Securities Exchange in the form of CDI’s (symbol: MGN). The Company is a US based entity with extensive experience in Australia, having developed the first gas supply project for Darwin, Northern Territory, Australia in 1985. MPAL has been awarded a 100% operating interest in License NT/P82 adjacent to Evans Shoal.

Magellan’s asset brief includes a 100% equity ownership interest in MPAL owning, in turn, onshore Australia oil and gas fields, a pending 40% equity interest in the Evans Shoal gas field, offshore Northern Territory, Australia, and a 100% interest in NT/P82, offshore Northern Territory, Australia. In addition, Magellan holds an 85.7% effective interest in all zones, surface to deep, at the Poplar Dome complex, Roosevelt Co., Montana. Magellan was a 40% participant in the recent Markwell’s Wood oil discovery, onshore United Kingdom

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For further information, please contact:

William H. Hastings	President and CEO of Magellan	207 619 8501
Antoine Lafargue	CFO and Treasurer of Magellan	207 619 8505

Tim Duncan	Hintons (Australia)	+61 3 9600 1979

Forward- Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the receipt of requisite transaction approvals for the Evans Shoal acquisition, the ability of the Company to successfully develop a strategy for methanol development, and the extent of recoverable gas reserves available to the Company from the Evans Shoal gas field upon completion of the Evans Shoal transaction. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.